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                                                                    Exhibit 4(e)

                                Amendments to the
                       Transaction Network Services, Inc.
                             1994 Stock Option Plan


     The Transaction Network Services, Inc. 1994 Stock Option Plan is hereby amended as follows:

         Section 6(a) is hereby amended to read as follows:

                  (a) The stock subject to the Options shall be shares of the
                      Common Stock. Such shares may, in whole or in part, be authorized but unissued shares contributed directly by the Company or shares which shall have been or which may be acquired by the Company. The aggregate number of shares of Common Stock as to which Options may be granted from time to time under the Plan shall be three million (3,000,000) shares. The limitation established by the preceding sentence shall be subject to adjustment as provided in Section 7(i) hereof.

The foregoing amendment was adopted by the Board of Directors in January, 1999.

                                            /s/ John J. McDonnell III
                                                --------------------------------
                                                John J. McDonnell III
                                                Secretary


         Section 5(a) is hereby amended to read as follows:

                 5. ELIGIBILITY.

                  (a) Options may be granted to any director, officer or key employee of the Company or of majority-owned or controlled subsidiaries of the Company. In determining from time to time the officers and key employees to whom Options shall be granted and the number of shares to be covered by each Option, the Committee shall take into account the duties of the respective officers and key employees, their present and potential contributions to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.


The foregoing amendment was adopted by the Board of Directors on February 16, 1999.

                                        /s/ John J. McDonnell III
                                            ------------------------------------
                                            John J. McDonnell III
                                            Secretary